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                                                                    Exhibit 10.9






Dated as of September 21, 1999

Bitwise Designs, Inc.
2165 Technology Drive
Schenectady, New York 12308

Attention:        Mr. John Botti
                  Chief Executive Officer

Dear Mr. Botti:

         This Agreement, when executed by the parties hereto, will constitute an agreement between Bitwise Designs, Inc. ("Bitwise") and Corporate Funding Group, LLC ("Corporate Funding") pursuant to which Bitwise agrees to retain Corporate Funding and Corporate Funding agrees to be retained by Bitwise under the terms and conditions set forth below.

         1. Bitwise hereby retains Corporate Funding to perform financial consulting services related to the corporate finance and other financial service matters of Bitwise. In this regard, subject to the terms set forth below, Corporate Funding shall furnish to Bitwise (i) furnish advice and recommendations with respect to such aspects of the business and affairs of Bitwise as Bitwise shall, from time to time, reasonably request upon reasonable notice; and (ii) assume responsibility for consenting, or withholding the consent for, as market conditions warrant, the sale by certain security holders and certain Bitwise officers of Bitwise securities, pursuant to private offering subscription documents of even date. Nothing herein shall require Bitwise to utilize Corporate Funding's services in any particular transactions.

         2. Bitwise hereby grants Corporate Funding an irrevocable preferential right for a period of three years from the date hereof to purchase for its account or the accounts of its affiliates, agents, or associates, any securities of Bitwise which Bitwise may seek to privately sell in an offering exempt from the registration requirements of the Securities Act of 1933, as amended, up to an aggregate of $5,000,000. Bitwise will consult Corporate Funding with regard to any such offering and will offer Corporate Funding the opportunity to purchase such securities on terms not more favorable to Bitwise, than it can secure elsewhere. If Corporate Funding fails to accept such offer within 10 business days after the mailing of a notice containing such offer by registered mail addressed to Corporate Funding, then Corporate Funding shall have no further claim or right with respect to the financing proposal contained in such notice. If, however, the terms of such proposal are subsequently modified in any material respect, the preferential right referred to herein shall apply to such modified proposal as if the original proposal had not been made. Corporate Funding's
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failure to exercise its preferential right with respect to any particular proposal shall not affect its preferential rights relative to future proposals.

         3. As compensation for the services outlined in paragraph one above, Bitwise shall sell to Corporate Funding (or its designated affiliates) 20,000 Series B Common Stock Purchase Warrants (the "Warrants"), at a price of $.001 per warrant.

         4. (i) Bitwise and Corporate Funding further acknowledge and agree that Corporate Funding may act as a finder, investment banker or financial consultant in various Strategic Transactions (defined below as a Merger or Sale) in which the Company may be involved. The Company hereby agrees that in the event a Strategic Transaction, other than Financing, is consummated, Bitwise shall pay to Corporate Funding a fee (the "Transaction Fee") equal to the aggregate of five percent of the amount of the consideration paid in such transaction up to $2 million of consideration, four percent of the amount of such consideration above $2,000,000 up to $4 million, three percent of the amount of such consideration above $4,000,000 up to $6 million, two percent of the amount of such consideration amount above $6,000,000 up to $8 million, and one percent of the amount of such consideration over $ 8 million. The Transaction Fee shall be paid in cash at the closing of the transaction to which it relates, and shall be payable whether or not the transaction involves stock, or a combination of stock and cash, or is made on the installment sale basis. In addition, if Bitwise shall, within 12 months immediately following the termination of this Agreement, consummate a transaction with any party introduced by Corporate Funding to Bitwise and with which Bitwise was engaged in substantial negotiations for a Strategic Transaction prior to such termination, Bitwise shall pay to Corporate Funding a Transaction Fee with respect to such transaction calculated in accordance with this paragraph.

            (ii) For purposes hereof, "Consideration" shall mean the value of all cash, securities and other property or other assets paid, received, payable or receivable, including debt assumed, in connection with a Strategic Transaction, including, without limitation: (a) any distributions made to shareholders in anticipation of the closing; (b) any employment contract enhancements or non-competition payments (other than ordinary and customary compensation in connection with bona fide employment agreements); (c) any payments in connection with any separate transactions affecting another business entity or any of its assets or securities (e.g., purchase or lease of any real estate or other assets, but in the case of a lease, Consideration shall include only sums in excess of current rentals paid to unrelated or unaffiliated third parties); (d) any indebtedness for money borrowed, including receivables, pension liabilities and guarantees, which are assumed; and (e) other business considerations (e.g. business discounts and/or credits for services and/or products). For purposes of determining Consideration, the value of any securities (whether debt or equity) shall be deemed to be the greater of: (i) the fair market value thereof as of the day the definitive agreement is executed by all parties; or (ii) the average of the last reported sales prices of the securities on the twenty (20) consecutive business days prior to the consummation of the Strategic Transaction as reported on the principal exchange on which the security is listed, or, as the case may be, the NASDAQ National Market System; provided that the value of securities that are not freely tradable or have no established public market shall be the fair market value thereof as

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reasonably agreed-upon by the parties hereto. If any part of the Consideration shall be deferred or contingent upon future earnings or other contingencies, then Corporate Funding shall be entitled to a Transaction Fee on such additional Consideration, and the term Consideration shall include such additional compensation which shall be payable on the basis of the payment when made by the payor. The Transaction Fee for such Consideration paid or received in the future shall be payable when such Consideration is paid and shall be calculated using the formula set forth in Section 4(i) by adding this subsequent Consideration to all other Consideration previously paid.

            (iii) For the purposes of this paragraph 4: (a) a "Merger" shall mean an acquisition, combination, joint venture or other like transaction with another entity; and (b) a "Sale" shall mean the sale of all or a material portion of the assets of the company.

         5. All obligations of Corporate Funding contained herein shall be subject to reasonable notice. Corporate Funding shall devote such time and effort to the performance of its duties hereunder as Corporate Funding shall determine is reasonably necessary for such performance. Corporate Funding may look to such others for such factual information, investment recommendations, economic advice and/or research, upon which to base its advice to Bitwise hereunder, as it shall deem appropriate. Bitwise shall furnish to Corporate Funding all information reasonably relevant to the performance by Corporate Funding of its obligations under this Agreement, or particular projects as to which Corporate Funding is acting as advisor, which will permit Corporate Funding to know all facts material to the advice to be rendered, and all material or information reasonably requested by Corporate Funding. In the event that Bitwise fails or refuses to furnish any such material or information reasonably requested by Corporate Funding, and thus prevents or impedes Corporate Funding's performance hereunder, any inability of Corporate Funding to perform shall not be a breach of its obligations hereunder. Nothing contained in this Agreement shall limit or restrict the right of Corporate Funding or of any partner, employee, agent or representatives of Corporate Funding, to be a partner, director, officer, employee, agent or representative of, or to engage in, any other business, whether of a similar nature or not, nor to limit or restrict the right of Corporate Funding to render services of any kind to any other corporation, firm, individual or association.

         6. Corporate Funding shall hold in confidence any confidential information, which Bitwise provided to Corporate Funding pursuant to this Agreement unless Bitwise gives Corporate Funding permission to in writing to disclose such confidential information to a specific third party. Notwithstanding the foregoing, Corporate Funding shall not be required to maintain confidentiality with the respect to information (i) which is or becomes part of the public domain; (ii) of which it had independent knowledge prior to disclosure; (iii) which comes into the possession of Corporate Funding in the normal routine course of its own business from and through independent non-confidential sources; or (iv) which is required to be disclosed by Corporate Funding by governmental requirements. If Corporate Funding is requested or required (by oral questions, interrogatories, requests for information or document subpoenas, civil investigative demands, or similar process) to disclose any confidential information supplied to it by Bitwise, Corporate Funding shall, unless prohibited by law, promptly notify Bitwise of such request(s) so that Bitwise

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may seek an appropriate protective order.

         7. Each party agrees to indemnify and hold harmless the other, their employees, agents, representatives and controlling persons (and the officers, directors, employees, agents, representatives and controlling persons of each of them) from and against any and all losses, claims, damages, liabilities, cost and expenses (and all actions, suits, proceeding or claims in respect thereof) and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise, as and when incurred, directly or indirectly, caused by, relating to, based upon or arising out of the services pursuant to this Agreement. Bitwise further agrees that Corporate Funding shall incur no liability to Bitwise or any other party on account of this Agreement or any acts or omissions arising out of or related to the actions of Corporate Funding relating to this Agreement or the performance or failure to perform any services under this Agreement except for Corporate Funding's intentional or willful misconduct. This paragraph shall survive the termination of this Agreement.

         8. This Agreement may not be transferred, assigned or delegated by any of the parties hereto without the prior written consent of the other party hereto.

         9. The failure or neglect of the parties hereto to insist in any one or more instances, upon the strict performance of any of the terms and conditions of this Agreement, or their waiver of strict performance of any of the terms and conditions of this agreement, shall be construed as a waiver of strict performance of any of the terms or conditions of this Agreement, shall not be construed as a waiver or relinquishment in the future of such term and condition, but the same shall continue in full force and effect.

         10. The term of this Agreement is for 36 months. This agreement may be terminated by Bitwise in the event that Frank Skelly ceases to be principal executive officer of Corporate Funding.

         11. Any notices hereunder shall be sent to Bitwise and Corporate Funding at their respective addresses set forth above. Any notice shall be given by registered or certified mail, postage prepaid, and shall be deemed to have been given when deposited in the United States mail. Either party may designate any other address to which notice shall be given, by giving written notice to the other of such change of address in the matter herein provided.

         12. This Agreement has been made in the State of New York and shall be construed and governed in accordance with the laws thereof without giving effect to principles governing conflicts of law.

         13. This Agreement contains the entire agreement between the parties, may not be altered or modified, except in writing, signed by the party to be changed thereby, and supersedes any and all previous agreements between the parties relating to the subject or matter hereof.


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         14. This Agreement shall be binding upon the parties hereto, the indemnified parties and their respective heirs, administrators, successors and permitted assigns.


         If you are in agreement with the foregoing, please execute two copies of this letter in the space provided below and return them to the undersigned.


                                            Very truly yours,

                                            CORPORATE FUNDING
                                            GROUP, LLC


                                            By: GATEWAY NETWORK, LLC
                                                (Manager Member)


                                            By: /s/ Craig Gross
                                                -----------------------
                                                Name: Craig Gross
                                                Title: Manager/Member

ACCEPTED AND AGREED TO AS OF
THE DATE FIRST ABOVE WRITTEN


BITWISE DESIGNS, INC.


By:  /s/ John T. Botti
     -------------------------
         John T. Botti
         President


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